As filed with the Securities and Exchange Commission on August 10, 2011

Registration No. 333 -

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Florida	25-1255406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One F.N.B. Boulevard Hermitage, Pennsylvania	16148
(Address of Principal Executive Offices)	(Zip code)

F.N.B. Corporation

2007 Incentive Compensation Plan

(Amended Effective March 16, 2011)

(Full title of the plan)

Stephen J. Gurgovits

Chief Executive Officer

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, PA 16148

(Name and address of agent for service)

(724) 981-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01	900,000 shares	$9.825	$8,842,500	$1,027

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may be offered or issued under the plan to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act and computed in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on August 3, 2011.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this registration statement on Form S-8 is being filed in order to register an additional 900,000 shares of the common stock of F.N.B. Corporation, a Florida corporation (the “Registrant”), par value $0.01 per share, which are securities of the same class and relate to the same employee benefit plan, the F.N.B. Corporation 2007 Incentive Compensation Plan, amended effective March 16, 2011 (the “Plan”), as those shares registered on the Registrant’s registration statement on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on June 27, 2007 (Registration No. 333-144088), which is hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have previously been filed by the Registrant with the Commission under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and are hereby incorporated by reference in this Registration Statement as of their respective dates:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 001-31940), filed with the Commission on February 25, 2011;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 (File No. 001-031940), filed with the Commission on May 6, 2011 and August 5, 2011, respectively;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 25, 2011, March 22, 2011, April 25, 2011, May 9, 2011, May 11, 2011, May 17, 2011, May 19, 2011, May 20, 2011 (as amended by the Registrant’s Amendment to the Current Report filed on July 25, 2011 on Form 8-K/A) and June 15, 2011 (as amended by the Registrant’s Amendment to the Current Report filed on June 16, 2011 on Form 8-K/A) (File No. 001-31940); and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A, filed on December 16, 2003, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such documents (other than the portions of such documents, which by statute, by designation in such document or otherwise (including but not limited to information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K), are not deemed filed with the Commission or are not regarded to be incorporated herein by reference).

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

The opinion of counsel as to the legality of the securities that may be issued under the 2007 Incentive Compensation Plan is given by James G. Orie, Chief Legal Officer of the Registrant. Mr. Orie owns shares of the Registrant’s Common Stock and is eligible to participate in the 2007 Incentive Compensation Plan.

Item 6.	Indemnification of Directors and Officers.

In addition to the indemnification provisions under the Florida Business Corporation Act and the Registrant’s Articles of Incorporation that are discussed in the Registrant’s previously filed Form S-8 Registration Statement relating to the Plan (File No. 333-144088) and are incorporated by reference into this Registration Statement, the Registrant’s bylaws provide that, to the fullest extent permitted by law, no director of the Registrant shall be personally liable for monetary damages for any action taken or any failure to take any action. The bylaws further provide that the Registrant shall indemnify any director or officer of the Registrant against expenses, including legal fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her to the fullest extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit, investigation or proceeding, whether derivative or nonderivative, and whether civil, criminal, administrative or investigative, brought or threatened to be brought against him or her by reason or his or her performance or status as a director or officer of the Registrant, any of its subsidiaries or any other entity in which he or she was serving at the request of the Registrant or in any other capacity on behalf of the Registrant, its parent or any of its subsidiaries if such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The bylaws further provide that

(i) the Registrant must advance any expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding prior to its final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant; and

(ii) the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such.

Item 8.	Exhibits.

Exhibit Number	Description of Document
4.1	F.N.B. Corporation 2007 Incentive Compensation Plan, amended effective March 16, 2011 (incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 30, 2011).

5.1	Opinion of James G. Orie, Esquire

23.1	Consent of James G. Orie, Esquire (included in Exhibit 5.1 hereto)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page hereto)

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on August 10, 2011.

F.N.B. Corporation

By:	/s/ Stephen J. Gurgovits
Stephen J. Gurgovits
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen J. Gurgovits and Vincent J. Calabrese, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents of any of them, or any substitute or substitutes, lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Stephen J. Gurgovits	Director and Chief Executive Officer (Principal Executive Officer)	August 10, 2011
Stephen J. Gurgovits

/s/ Vincent J. Calabrese	Chief Financial Officer (Principal Financial Officer)	August 10, 2011
Vincent J. Calabrese

/s/ Timothy G. Rubritz	Corporate Controller (Principal Accounting Officer)	August 10, 2011
Timothy G. Rubritz

/s/ William B. Campbell	Director and Chairman of the Board	August 10, 2011
William B. Campbell

/s/ Henry M. Ekker	Director	August 10, 2011
Henry M. Ekker

/s/ Philip E. Gingerich	Director	August 10, 2011
Philip E. Gingerich

/s/ Robert B. Goldstein	Director	August 10, 2011
Robert B. Goldstein

Signature	Title	Date

/s/ Dawne S. Hickton	Director	August 10, 2011
Dawne S. Hickton

/s/ David J. Malone	Director	August 10, 2011
David J. Malone

/s/ D. Stephen Martz	Director	August 10, 2011
D. Stephen Martz

/s/ Harry F. Radcliffe	Director	August 10, 2011
Harry F. Radcliffe

/s/ Arthur J. Rooney, II	Director	August 10, 2011
Arthur J. Rooney, II

/s/ John W. Rose	Director	August 10, 2011
John W. Rose

/s/ Stanton R. Sheetz	Director	August 10, 2011
Stanton R. Sheetz

/s/ William J. Strimbu	Director	August 10, 2011
William J. Strimbu

/s/ Earl K. Wahl, Jr.	Director	August 10, 2011
Earl K. Wahl, Jr.

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	F.N.B. Corporation 2007 Incentive Compensation Plan, amended effective March 16, 2011 (incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 30, 2011).

5.1	Opinion of James G. Orie, Esquire

23.1	Consent of James G. Orie, Esquire (included in Exhibit 5.1 hereto)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page hereto)